EXHIBIT 99.5
CONSENT OF CHARLES D. KISSNER
      Pursuant to Rule 438 under the Securities Act of 1933, as amended, and in accordance with Item 401(a) of Regulation S-K promulgated by the Securities and Exchange Commission, the undersigned hereby consents to be named as a prospective director of Harris Stratex Networks, Inc. in the proxy statement/ prospectus forming a part of the registration statement on Form S-4 of Harris Stratex Networks, Inc. initially filed with the Securities and Exchange Commission on October      , 2006, as amended from time to time.

/s/ Charles D. Kissner

Charles D. Kissner
Dated: October 12, 2006